Exhibit 3
Names and Address of the Managers
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center, North Tower
New York, NY 10080
UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901